Richard L. Bready, Chairman and CEO
Edward J. Cooney, Vice President and Treasurer
(401) 751-1600

IMMEDIATE

NORTEK TO ACQUIRE ERGOTRON, INC.
Innovative leader of ergonomic digital display mounting and
mobility products to enhance Nortek's business portfolio.

PROVIDENCE, RI, December 3, 2010-Nortek, Inc. (“Nortek”) (OTC QB: NTKS), a leading diversified global manufacturer of innovative, branded residential and commercial ventilation, HVAC and home technology convenience and security products, announced today it has signed a definitive agreement to acquire Ergotron, Inc. (“Ergotron”), a privately held company based in St. Paul, Minnesota. Ergotron is a global leader in the design, manufacture and marketing of innovative, ergonomic mounting and mobility products for computer monitors, notebooks and flat panel displays in the United States and other parts of the world.

Under the terms of the agreement, Nortek will pay approximately $280 million for all of the outstanding common stock of Ergotron on a cash and debt free basis. The transaction is subject to customary closing conditions, including receipt of certain regulatory approval. The transaction is expected to close by December 31, 2010. The Board of Directors of Nortek and Ergotron have unanimously approved the transaction. Once the transaction has been completed, it is expected that Nortek will include Ergotron as part of its Home Technology Products segment. For the twelve months ended September 30, 2010, Ergotron had unaudited net sales, operating earnings and depreciation and amortization expense of approximately $190 million, $28 million and $5 million respectively.

Nortek intends to finance the transaction with a portion of the net proceeds of its recent 10% Senior Unsecured Notes offering, borrowings under its asset-based credit facility and cash on hand.

“The acquisition of Ergotron will be complementary to Nortek's existing Home Technology Products segment and provides Nortek with an additional platform for growth and profitability, while diversifying its exposure to the commercial, healthcare and education markets,” said Richard L. Bready, Nortek's Chairman and Chief Executive Officer. “Ergotron's management team has demonstrated a track record of growth in net sales and profits during the recent economic downturn,” Mr. Bready added.

“We believe this transaction will provide truly unique opportunities and will create value for both companies' shareholders, customers and employees,” said Joel Hazzard, President and Chief Executive Officer of Ergotron. “This combination will provide the platform for further innovation to service market needs ranging from electronic medical records in healthcare to the 21st century digital classroom and the office of the future,” he continued.

Ergotron's products include mounts, arms, carts and workstations that attach to a variety of display devices. The company sells its products under its own brand to I.T. distributors and resellers as well as to leading OEM partners in the personal computer industry.

Nortek* is a leading diversified global manufacturer of innovative, branded residential and commercial ventilation, HVAC and home technology convenience and security products. Nortek offers a broad array of products, including: range hoods, bath fans, indoor air quality systems, medicine cabinets and central vacuums, heating and air conditioning systems, and home technology offerings, including audio, video, access control, security and other products.

*As used herein, the term “Nortek” refers to Nortek, Inc., together with its subsidiaries, unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations, each of which manages its own affairs.

This press release contains forward-looking statements. These statements are based on Nortek's current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors impacting such forward-looking statements include the availability and cost of certain raw materials (including, among others, steel, copper, packaging materials, plastics, resins, glass, wood and aluminum) and purchased components, freight costs, the level of domestic and foreign construction and remodeling activity affecting residential and commercial markets, interest rates, employment levels, inflation, foreign currency fluctuations, consumer spending levels, exposure to foreign economies, the rate of sales growth, prices, product and warranty liability claims and the ability to meet the listing requirements of the New York Stock Exchange. Nortek undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, please refer to the reports and filings of Nortek with the Securities and Exchange Commission, including the Form 10 and the Quarterly Report on Form 10-Q for the quarter ended October 2, 2010.

# # #